Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

Amendment No. 2 (this “Amendment”), dated as of June 4, 2007, to the Rights Agreement, dated as of September 29, 2000, between Avaya Inc., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as Rights Agent (the “Rights Agent”), as amended on February 28, 2002 (the “Agreement”).

WHEREAS, the Company, Sierra Holdings Corp., a Delaware corporation (“Parent”), and Sierra Merger Corp., a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of June 4, 2007 (the “Merger Agreement”), pursuant to which the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement, and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, as of the time immediately prior to the execution of this Amendment, no Person has become an Acquiring Person;

WHEREAS, Section 27 of the Agreement provides that at any time prior to the time any person becomes an Acquiring Person, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Agreement in any manner which the Company may deem necessary or desirable without the approval of any holder of Rights, subject to certain limitations provided therein;

WHEREAS, Section 27 of the Agreement provides that any supplement or amendment to the Agreement becomes effective immediately upon execution by the Company, whether or not executed by the Rights Agent, so long as it is duly approved by the Company and does not affect certain sections provided therein, pertaining to the rights, duties and obligations of the Rights Agent; and

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1.  AMENDMENTS TO THE AGREEMENT.  The Agreement is hereby amended as follows:

1.1           New Definitions.  Section 1 of the Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

(ll) “Merger” shall have the meaning set forth in the Merger Agreement.

(mm) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 4, 2007, among Sierra Holdings Corp., a Delaware corporation (“Parent”), Sierra Merger Corp., a Delaware corporation (“Merger Sub”), and the Company, as it may be amended from time to time.

1.2           Amendment to Definition of “Acquiring Person”.  Section 1(a) of the Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, none of Parent, its Subsidiaries, Affiliates and Associates, including Merger Sub, is, nor shall any of them be deemed to be, an Acquiring Person solely by reason of (i) the approval, adoption, execution, or delivery of the Merger Agreement, (ii) the approval or consummation of the Merger, (iii) the approval or consummation of any other transaction contemplated by the Merger Agreement, or (iv) the announcement of any of the foregoing, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provisions of the Agreement becoming effective.  Each event described in subclauses (i) through (iv) are referred to herein as an “Exempted Transaction.”

1.3           Amendment to Definition of “Beneficial Owner”.  Section 1(d) of the Agreement shall be amended by inserting the following at the end of Section 1(d):

“Notwithstanding anything in this Section 1(d) to the contrary, none of Parent, its Subsidiaries, Affiliates and Associates, including Merger Sub, shall be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.”

1.4           Amendment to Definition of “Shares Acquisition Date”.  Section 1(ee) of the Agreement shall be amended by inserting the following at the end of Section 1(ee):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur or be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

1.5           Amendment to Section 3(a).  Section 3(a) of the Agreement shall be amended by inserting the following at the end of Section 3(a):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur or be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

1.6           Amendment to Section 7(a). Clause (i) in Section 7(a) of the Agreement shall be amended and restated in its entirety to read as follows:

“(i) (A) the Close of Business on September 29, 2010 or (B) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if such Effective Time shall occur (the earlier of (A) and (B) being herein referred to as the “Final Expiration Date”)”.

1.7           Amendment to Section 13(b). Section 13(b) of the Agreement shall be amended by inserting the following provisions at the end of Section 13(b):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Parent, its Subsidiaries, Affiliates or Associates, including Merger Sub, is, nor shall any of them be deemed to be, a Principal Party by virtue of or as a result of any Exempted Transaction”

1.8           Addition of Section 34.   A new Section 34 is hereby added to the end of the Agreement, which new Section 34 shall read in its entirety as follows:

“SECTION 34. Termination.  On the Final Expiration Date, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company.”

SECTION 2.  DIRECTION TO RIGHTS AGENT.  The Company hereby directs The Bank of New York, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Agreement, to execute this Amendment.

SECTION 3.  EFFECTIVENESS AND CONTINUED EFFECTIVENESS.  Except as specifically supplemented and amended, changed or modified in Section 1 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms; provided, however, that if for any reason the Merger Agreement is terminated or the Merger is abandoned, then this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

SECTION 4.  DEFINITIONS.  Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Agreement. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

SECTION 5.  GOVERNING LAW.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

SECTION 6.  COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 7.  DESCRIPTIVE HEADINGS.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

AVAYA INC.

		By:	/s/ Pamela F. Craven
Name: Pamela F. Craven
Title: Chief Administrative Officer

Attest:

By:	/s/ Eric Sherbet
Name: Eric Sherbet
Title: Corporate Secretary

THE BANK OF NEW YORK

		By:	/s/ James F. Kiszka
Name: James F. Kiszka
Title: Vice President

Attest:

By:	/s/ Edward Timmons
Name: Edward Timmons
Title: Vice President